Exhibit 10.1

                         STOCK REDEMPTION AGREEMENT

              FOR THE REDEMPTION OF THE COMMON STOCK OF METROPOLITAN
                 BANCORP OWNED BY JOHN FAIRCHILD AND SHERYL NILSON

                                 BY AND AMONG

                           METROPOLITAN BANCORP AND

           METROPOLITAN FEDERAL SAVINGS AND LOAN ASSOCIATION OF SEATTLE

                                     AND

                      JOHN FAIRCHILD AND SHERYL NILSON




                                July 11, 1996



                                   CONTENTS
ARTICLE 1. DEFINITIONS
   1.1   Definitions........................................................2
   1.2   References.........................................................2
ARTICLE 2. REDEMPTION OF SHAREHOLDERS' METROPOLITAN SHARES...................7
   2.1   Redemption of Shareholders' Metropolitan Shares....................7
   2.2   Redemption Price...................................................7
   2.3   Adjustment to Redemption Price.....................................8
ARTICLE 3. THE CLOSING.......................................................8
   3.1   Time of Closing....................................................8
   3.2   Deliveries.........................................................8
   3.3   Release of Bank and Metropolitan from Liabilities..................9
   3.4   Closing Net Worth..................................................10
   3.5   Final Balance Sheet................................................10
   3.6   Settlement of Obligations..........................................16
ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF METROPOLITAN AND THE BANK.......16
   4.1   Organization and Qualification of Phoenix..........................16
   4.2   Capitalization; Stock Ownership....................................17
   4.3   Authority Relative to Agreement....................................17
   4.4   Financial Statements; Balance Sheet Items..........................18
   4.5   No Undisclosed Liabilities.........................................18
   4.6   Absence of Certain Changes.........................................19
   4.7   Permits, Authorizations............................................19
   4.8   Compliance With Applicable Law.....................................19
   4.9   Litigation; Claims.................................................19
   4.10  Brokers and Finders................................................20
   4.11  Environmental Matters..............................................20
   4.12  Insurance..........................................................20
   4.13  Employee Benefits..................................................21
   4.14  Taxes..............................................................23
ARTICLE 4A. ADDITIONAL REPRESENTATIONS,  WARRANTIES AND COVENANTS OF
         METROPOLITAN AND BANK AS TO CERTAIN MORTGAGE LOANS.................24
   4A.1  Investor Requirements..............................................24
   4A.2  Repurchase Obligation..............................................24
ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS................24
   5.1   Authority and Consents.............................................25
   5.2   Noncontravention...................................................25
   5.3   Claims.............................................................25
   5.4   Brokers and Finders................................................26
   5.5   Title..............................................................26
ARTICLE 6. COVENANTS OF METROPOLITAN, THE BANK AND THE SHAREHOLDERS..........26
   6.1   Conduct of Business................................................26
   6.2   Access to Information..............................................28
   6.3   Acquisition Proposals..............................................28
   6.4   Further Assurances.................................................28
   6.5   Metropolitan's Preclosing Transfer of Intangibles to Phoenix.......29
   6.6   Distribution of Phoenix Common Stock to Metropolitan
            Prior to Closing................................................29
   6.7   Additional Covenants of the Shareholders...........................29
   6.8   Appraisal of Phoenix...............................................30
   6.9   Resignation of Bank Employees......................................30
   6.10  Fairchild's Resignation as a Director of Metropolitan..............30
   6.11  Tag Along Rights...................................................30
   6.12  Take Along Rights..................................................32
   6.13  Warehousing Line to Phoenix........................................33
   6.14  Subservicing Arrangements..........................................33
   6.15  Joint Office Sharing...............................................34
   6.16  Termination of Prior Agreements....................................34
   6.17  Transition Services; Cooperation...................................34
   6.18  Insurance..........................................................34
   6.19  Tax Matters........................................................35
ARTICLE 7. CONDITIONS PRECEDENT..............................................38
   7.1   Shareholders' Conditions...........................................38
   7.2   Metropolitan's Conditions..........................................39
   7.3   Joint Conditions...................................................39
ARTICLE 8. ADDITIONAL UNDERTAKINGS AND AGREEMENTS............................40
   8.1   Survival of Representations, Warranties and Covenants..............40
   8.2   Indemnification....................................................40
ARTICLE 9. MISCELLANEOUS PROVISIONS..........................................43
   9.1   Termination........................................................43
   9.2   Assignment.........................................................44
   9.3   Notices............................................................44
   9.4   Choice of Law......................................................46
   9.5   Entire Agreement; Amendments and Waivers; No Third Party
               Beneficiaries................................................46
   9.6   Severability.......................................................46
   9.7   Expenses...........................................................46
   9.8   Confidential Information...........................................47
   9.9   Cooperation........................................................47
   9.10  Construction.......................................................48
   9.11  Counterparts.......................................................48
   9.12  Spousal Joinder and Consent........................................48
   9.13  Right to Specific Performance......................................48
   9.14  Attachment of Schedules............................................48

EXHIBITS
Exhibit A   -   Form of Promissory Note
Exhibit B   -   Officers' Certificates
Exhibit C   -   Form of Opinion of Counsel to Shareholders
Exhibit D   -   Form of Opinion of Counsel to Metropolitan


                          STOCK REDEMPTION AGREEMENT

   This STOCK REDEMPTION AGREEMENT (this "Agreement") is made and entered into as of July 11, 1996 by and among Metropolitan Bancorp, a Washington corporation ("Metropolitan"), Metropolitan Federal Savings and Loan of Seattle, a federally chartered savings and loan association (the "Bank") and John Fairchild ("Mr. Fairchild") and Sheryl Nilson ("Ms. Nilson"). Mr. Fairchild and Ms. Nilson are referred to collectively as the "Shareholders."


                                   RECITALS

   WHEREAS, Metropolitan owns all of the issued and outstanding shares of common stock of Metropolitan Federal Savings and Loan Association of Seattle, a federally chartered savings and loan association (the "Bank"), and the Bank owns all of the issued and outstanding shares of common stock of Phoenix Mortgage & Investment, Inc., a Washington corporation ("Phoenix");

   WHEREAS, Metropolitan has entered into an Agreement and Plan of Merger dated as of July 11, 1996, with Washington Federal, Inc. ("Washington Federal"), pursuant to which Metropolitan is to be merged with and into Washington Federal;

   WHEREAS, a condition to the merger is that Metropolitan spinoff Phoenix prior to the consummation of the merger of Metropolitan with and into Washington Federal;

   WHEREAS, Mr. Fairchild and Ms. Nilson, two of the shareholders of Metropolitan, are willing to acquire 81% of the issued and outstanding shares of the common stock of Phoenix, and Metropolitan is prepared to transfer that interest to the Shareholders in exchange for 158,717 of the Shareholders' shares of common stock in Metropolitan;

   WHEREAS, in order to consummate the spinoff, the Bank will dividend to Metropolitan all of the issued and outstanding shares of Phoenix immediately prior to the consummation of the redemption of the Shareholders' shares of Metropolitan's common stock pursuant to the terms of this Agreement, which shares will then be transferred to the Shareholders as part of the consideration for redeeming their shares of the common stock of Metropolitan;

   WHEREAS, Metropolitan desires to acquire the balance of the Shareholders' shares of the Metropolitan common stock, constituting an additional 294,580 shares, in exchange for $4,519,785.

                                   AGREEMENT

   NOW, THEREFORE, in consideration of the foregoing, the mutual promises of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                            ARTICLE 1.  DEFINITIONS

1.1  Definitions

   Certain terms are defined elsewhere in this Agreement. Unless the context otherwise requires, for the purposes of this Agreement, the following terms have the respective meanings ascribed below:

     "Accounting Firm" has the meaning set forth in Section 3.5(c).

     "Accounting Principles" has the meaning set forth in Section 4.4.

     "Acquisition Proposal" has the meaning set forth in Section 6.3.

     "Agencies" means FHLMC, FNMA, GNMA, FHA, VA and any applicable federal or state agency with authority to regulate the business of Metropolitan, Phoenix, or Phoenix Escrow.

     "Agreement" means this Stock Redemption Agreement, including the Schedules and Exhibits hereto and all amendments hereof and thereof.

     "Audited Net Worth" has the meaning set forth in Section 3.5.

     "Bank" means Metropolitan Federal Savings and Loan Association of Seattle, a federally chartered savings and loan association.

     "Business Day" means any day other than a Saturday, Sunday or other day on which banks in Seattle, Washington, are authorized or obligated by law to be closed.

     "Closing" has the meaning set forth in Section 3.1.

     "Closing Date" has the meaning set forth in Section 3.1.

     "Closing Statement" has the meaning set forth in Section 3.5.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidential Information" has the meaning set forth in Section 9.8.

     "Current Pipeline" means, with respect to any date of determination, all rights and obligations with respect to those applications for Mortgage Loans that are listed on attached Schedule 1.1(a), as then amended pursuant to
Section 6.2.

     "Dispute Adjustments" has the meaning set forth in Section 3.5(b).

     "Disputes Arbiter" has the meaning set forth in Section 3.5(d).

     "Dollar" or "$" means the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

     "Employee Benefit Plan" has the meaning set forth in Section 4.13.

     "Encumbrance" means any encumbrance, lien, charge, pledge, mortgage, title retention agreement, security interest, adverse claim, exception, reservation, restriction, any matter capable of registration against title, option, privilege, voting arrangements, or any agreement, indenture, contract, option, instrument or other commitment, whether written or oral, to create any of the foregoing, except, with respect to references to any encumbrances to the Shareholders' shares of Metropolitan Common Stock, for such encumbrances initially made in favor of Metropolitan, the Bank or their affiliates.

     "Environmental Law" means and includes, without limitation, any and all applicable laws, statutes, ordinances, rules, regulations, orders or determinations of any federal, state or local Governmental Authority now or hereafter existing pertaining to health or to the environment, and relating to the Purchased Assets, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), the Federal Water Pollution Control Act Amendments, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Hazardous Materials Transportation Act of 1975, as amended, the Safe Drinking Water Act, as amended, and the Toxic Substances Control Act, as amended.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
     "Escrow Funds" means the aggregate of all trust funds held by Phoenix or Phoenix Escrow.

     "FHA" means the Federal Housing Administration, or any successor thereof.

     "FHLMC" means the Federal Home Loan Mortgage Corporation.

     "Final Balance Sheet" has the meaning set forth in the first sentence of
Section 3.5.

     "FNMA" means the Federal National Mortgage Association.

     "GNMA" means the Government National Mortgage Association, or any successor thereof.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Initiator" has the meaning set forth in Section 3.5(d)(i).

     "Intangibles" means certain intangible assets of Metropolitan listed on
Schedule 1.1(c), including all intangible assets, obtained at the time Metropolitan, together with its wholly owned subsidiary, Metropolitan Phoenix, Inc., acquired certain assets, and assumed certain liabilities, of Phoenix Mortgage & Investment, Inc., and constituting assets of Phoenix on or before the Closing.

     "Investor" means a Private Investor, the Bank, or an Agency.

     "Liabilities" means liabilities, direct, secondary, or contingent, of Metropolitan and the Bank as defined in Section 3.3.

     "Merger" means the merger of Metropolitan with and into Washington Federal, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of July 11, 1996, as such may be amended.

     "Metropolitan" means Metropolitan Bancorp, a Washington corporation

     "Metropolitan Common Stock" means the common stock, par value $.01 per share, of Metropolitan as authorized in its articles of incorporation as such articles exist at Closing.

     "Metropolitan Portfolio Loans" means Mortgage Loans held by Metropolitan or the Bank.

     "Metropolitan's Auditor" has the meaning set forth in Section 3.5.

     "Mortgage" means a mortgage, deed of trust, security deed, trust deed or other real estate security instrument securing a promissory note and creating a lien on the real estate securing the note, which instrument is customarily used for such purpose in the jurisdiction where the real estate is located and originated by Phoenix.

     "Mortgage Loans" means mortgage loans evidenced by a Mortgage Note and secured by a Mortgage on a one- to four-family residence.

     "Mortgage Note" means the written promise to pay a sum of money at a stated interest rate during a specified term and secured by a Mortgage.

     "Phoenix" means Phoenix Mortgage & Investment, Inc., a Washington corporation.

     "Phoenix Common Stock" means the common stock, par value $0.01 per share, of Phoenix as authorized in its articles of incorporation as such articles exist at Closing.

     "Phoenix Escrow" means Phoenix Escrow, Inc., a wholly owned subsidiary of Phoenix.

     "Phoenix Financial Statements" means the financial statements of Phoenix described in Section 4.4.

     "Phoenix's Net Worth" means Phoenix's total stockholders' equity, computed as of the Closing Date, as stated on the Final Balance Sheet plus (i) the amount of origination and other fees, the recognition of which is deferred under generally accepted accounting principles until the sale of the related loan, relating to Mortgage Loans that have not been sold or delivered to Investors on or before the Closing Date, less a provision for federal and state taxes on such fees; and minus (ii) $1 representing the intangibles recorded on the Final Balance Sheet.

     "Prior Agreements" means the specific agreements referenced in Section
6.16.

     "Private Investor" means an owner or holder of a Mortgage Loan other than the Agencies and the Bank.

     "Promissory Note" means a Promissory Note of Metropolitan, referenced in
Section 2.2(b) of this Agreement, to be executed and delivered to each of the Shareholders as partial consideration for redeeming the Shareholders' Metropolitan Shares, the form of which is attached hereto as Exhibit A.

     "Recipient" has the meaning set forth in Section 3.5(d)(i).

     "Redemption Price" has the meaning set forth in Section 2.2, as such Redemption Price may be adjusted pursuant to Section 2.3.

     "Related Party" means any company, trade or business that is a member of the same controlled group of corporations (within the meaning of Section 4l4(b) of the Code), group of trades or businesses under common control (within the meaning of Section 414(c) of the Code), or affiliated service group (within the meaning of Section 414(m) or 414(o) of the Code) as Metropolitan or the Bank., other than Phoenix as relates to its 40l(k) plan. In addition, "Related Party" does not refer to any person who will become a Related Party of Metropolitan or the Bank as a result of the Merger, which is to be consummated immediately following the redemption of the Shareholders' Metropolitan Shares pursuant to this Agreement.

     "Report" has the meaning set forth in Section 6.4.

     "Shareholders" means Mr. Fairchild and Ms. Nilson.

     "Shareholders' Auditor" means Deloitte & Touche.

     "Shareholders' Metropolitan Shares" means the 453,297 shares of the Metropolitan Common Stock owned by the Shareholders, representing their entire equity interest in Metropolitan, which are to be redeemed by Metropolitan pursuant to the terms of this Agreement.

     "Threshold Amount" has the meaning set forth in Section 8.2(a).

     "VA" means the U.S. Department of Veterans Affairs, or any successor thereof.

     "Warehouse Loans" means all Mortgage Loans owned by Phoenix as of the Closing Date other than the Metropolitan Portfolio Loans.

     "Warehousing Line" means the warehousing financing referenced in Section 6.13.

     "Washington Federal" means Washington Federal, Inc., a Washington corporation.

1.2  References

   (a) Words used herein denoting the singular include the plural and vice versa, and pronouns of whatever gender will be deemed to include and designate the masculine, feminine or neuter gender. When used herein, unless the context otherwise clearly requires, the words "or" and "including" will not be construed to be a limitation or exclusive but will be construed to be inclusive.

   (b) Unless the context otherwise requires, references to Article, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of or to this Agreement. Article and Section headings are for ease of reference only and will not affect the construction of this Agreement.

   (c) All references herein to any law, rule, regulation, agreement or other instrument will be deemed to be references to such law, rule, regulation, agreement or other instrument as amended from time to time.

   (d) References to Metropolitan and the Bank herein shall, to the extent applicable, refer to any successor thereof as well.

                    ARTICLE 2. REDEMPTION OF SHAREHOLDERS'
                              METROPOLITAN SHARES

2.1  Redemption of Shareholders' Metropolitan Shares

   Upon the terms and subject to the conditions hereof and in reliance upon the agreements, representations and warranties contained herein, at the Closing, (a) Metropolitan shall redeem from the Shareholders the Shareholders' Metropolitan Shares, and (b) Shareholders shall assign, transfer, convey and deliver to Metropolitan all right, title, interest and benefit of the Shareholders in the Shareholders' Metropolitan Shares free and clear of any and all Encumbrances.

2.2  Redemption Price

   In full consideration for the Shareholders' Metropolitan Shares, and subject to the terms and conditions of this Agreement, at the Closing, Metropolitan shall pay to the Shareholders the redemption price (the "Redemption Price") as follows:

   (a) Metropolitan shall assign, transfer, convey and deliver to the Shareholders 81 shares of the Phoenix Common Stock, free and clear of any and all Encumbrances, representing 81% of the issued and outstanding shares of the Phoenix Common Stock, such shares to be allocated as follows: 46.5172% to Mr. Fairchild and 34.4828% to Ms. Nilson; and

   (b) Metropolitan shall execute and deliver to Mr. Fairchild a Promissory Note, dated as of the Closing Date, in the amount of $4,145,978 and to Ms. Nilson a Promissory Note, dated as of the Closing Date, in the amount of $373,807, each such Promissory Note to be in the form attached hereto as Exhibit A.

2.3  Adjustment to Redemption Price

   (a)  In the event that Phoenix's Net Worth as determined pursuant to
Section 3.5 is more than $1,900,000, the Shareholders shall cause Phoenix to pay to Metropolitan, in accordance with Section 3.6, the amount of the excess.

   (b)  In the event that Phoenix's Net Worth as determined pursuant to
Section 3.5 is less than $1,900,000, Metropolitan shall pay to Phoenix, in accordance with Section 3.6, the amount of the deficit.

                             ARTICLE 3.  THE CLOSING

3.1  Time of Closing

   The consummation of the redemption contemplated by this Agreement (the "Closing") will take place at the offices of Perkins Coie located at 1201 Third Avenue, Seattle, Washington, at 10:00 a.m., Pacific daylight time, on the first Business Day after the conditions specified in Article 7 have been fulfilled, which date must be on or before the last date for consummating the Merger, or at such other place, time or date as Metropolitan and the Shareholders mutually agree (the "Closing Date").

3.2  Deliveries

   (a)  At the Closing, the Shareholders will deliver to Metropolitan:

        (i) stock certificates representing all the Shareholders' Metropolitan Shares duly executed in blank or accompanied by duly executed instruments of transfer, and any other documents that are reasonably necessary to transfer to Metropolitan all right, title and interest in the Shareholders' Metropolitan Shares free and clear of any and all Encumbrances;

        (ii)  the releases of all Liabilities required by Section 3.3;

        (iii) a certificate in the form attached hereto as Exhibit B(1) dated the Closing Date and executed by the Shareholders;

        (iv) opinions of the Shareholders' counsel in the form attached hereto as Exhibit C; and

        (v) all other documents, instruments and papers as are reasonably necessary for the consummation of the transactions contemplated by this Agreement and as Metropolitan may reasonably request.

   (b)  At the Closing, Metropolitan will deliver to the Shareholders:

        (i) stock certificates for 81 shares of the Phoenix Common Stock, representing 81% of the issued and outstanding shares of Phoenix as of the Closing Date, duly executed in blank or accompanied by duly executed instruments of transfer, and any other documents that are reasonably necessary to transfer to the Shareholders all right, title and interest in such shares of Phoenix Common Stock free and clear of any and all Encumbrances; such shares are to be allocated between the Shareholders as provided in Section 2.2;

        (ii) certificates in the form attached hereto as Exhibit B(2) dated the Closing Date and executed by the President and the Secretary of Metropolitan and the Bank;

        (iii) the two Promissory Notes dated as of the Closing Date, in the form attached hereto as Exhibit A, in the original principal amount required by Section 2.2(b), payable to each of the Shareholders;

        (iv) certified copies of resolutions of the Board of Directors of Metropolitan authorizing the redemption of the Shareholders' Metropolitan Shares in accordance with this Agreement;

        (v) certified copies of the resolutions of the Board of Directors of Metropolitan and the Bank authorizing Metropolitan and the Bank to execute and perform their respective obligations under this Agreement;

        (vi) an opinion of Metropolitan's counsel in the form attached hereto as Exhibit D; and

        (vii) all other documents, instruments and papers as are reasonably necessary for the consummation of the transactions contemplated by this Agreement and may be reasonably requested by the Shareholders.

3.3  Release of Bank and Metropolitan from Liabilities

   On or prior to the Closing Date, the Shareholders will arrange for Metropolitan and the Bank to be fully and completely released, at no cost or expense to Metropolitan or the Bank, from: (a) any and all liabilities with respect to the Escrow Funds; and (b) any and all other liabilities, if any, except those arising in respect of or related to an obligation of Metropolitan hereunder to indemnify the Shareholders, of either Phoenix or Phoenix Escrow that have been assumed or guaranteed by Metropolitan or the Bank, secured by assets of Metropolitan or the Bank, or as to which Metropolitan or the Bank has, or may have, any liability, whether direct, secondary or contingent (all such liabilities herein referred to collectively as the "Liabilities").

3.4  Closing Net Worth

   Metropolitan and the Bank shall use their best efforts to ensure that, on the Closing Date and just prior to Closing, Phoenix shall have a Phoenix's Net Worth, determined in accordance with the Accounting Principles, of $1,900,000, after taking into account an adjustment to eliminate all intercompany balances.

3.5  Final Balance Sheet

   The "Final Balance Sheet" shall be prepared, examined, any disputes in respect thereof resolved, and finally determined according to the provisions of this Section 3.5.

   (a) Within forty-five (45) Business Days after the Closing Date, the Shareholders shall provide to Metropolitan a balance sheet of Phoenix as of the Closing Date, certified by the Shareholders' Auditor as presenting the various items therein in accordance with the Accounting Principles, after taking into account an adjustment to eliminate all intercompany balance (the "Closing Statement"), and a calculation based upon the Closing Statement showing Phoenix's Net Worth, certified by the Shareholders' Auditor in a manner in form and substance satisfactory to the Shareholders as being performed in accordance with this Agreement (the "Audited Net Worth"). The audit and certifications by the Shareholders' Auditor shall be paid for by Metropolitan; provided, however, that Phoenix or the Shareholders may pay the Shareholders' Auditors fees on behalf of Metropolitan and seek reimbursement pursuant to Section 3.6(a)(iv).

   (b) Metropolitan shall have fifteen (15) Business Days after receipt of the Closing Statement in which it and a nationally recognized independent certified public accounting firm retained for such purpose ("Metropolitan's Auditor") may examine the Closing Statement and such underlying records as Metropolitan's Auditor deems necessary and appropriate to express an opinion of the Closing Statement. The Shareholders and Shareholder's Auditor shall cooperate fully and promptly with Metropolitan and Metropolitan's Auditor in such examination and shall cause Phoenix promptly to make available to Metropolitan and Metropolitan's Auditor any records under Phoenix's reasonable control requested by Metropolitan and Metropolitan's Auditor in accordance with the immediately preceding sentence. At the conclusion of the fifteen
(15) day period, Metropolitan must either accept the Closing Statement and the Audited Net Worth as final (in which case they shall be deemed to have been determined to be the Final Balance Sheet and Phoenix's Net Worth) or provide the Shareholders with a set of proposed adjustments to the Closing Statement, whose effect would result in a change in the Shareholders' calculation of Audited Net Worth in excess of $25,000, concurred in by Metropolitan's Auditor as being necessary to present the various items in the Closing Statement in accordance with the Accounting Principles, after taking into account an adjustment to eliminate all intercompany balances ("Dispute Adjustments'). If Metropolitan does not provide Dispute Adjustments within the required fifteen
(15) day period, the Closing Statement and the Audited Net Worth shall become final (in which case they shall be deemed to have been determined to be the Final Balance Sheet and Phoenix's Net Worth).

   (c) If Dispute Adjustments are timely delivered, the parties shall, for a period of ten (10) Business Days thereafter, seek in good faith to resolve in writing the matters of dispute giving rise to Dispute Adjustments.

   (d) Following the ten (10) day period set forth in Section 3.5(c), either party may invoke the process set forth in this Section 3.5(d) to select a partner in a nationally recognized independent certificate public accounting firm (other than those of a Shareholders' Auditor and Metropolitan's Auditor) who shall resolve the matters of dispute giving rise to Dispute Adjustments in accordance with Section 3.5(e) (the "Disputes Arbiter").

        (i) Either the Shareholders or Metropolitan (the "Initiator") may initiate the following selection process by notifying the Initiator's Auditor and the other party (the "Recipient") in writing that it seeks the appointment of a Disputes Arbiter.

          (A) The Recipient shall then, within five (5) Business Days, notify the Recipient's Auditor in writing (with a copy to the Initiator and the Initiator's Auditor) to contact the Initiator's Auditor for the purpose of selecting a Disputes Arbiter in accordance with this Section 3.5(d).

          (B) Within five (5) Business Days after the Recipient's Auditor is notified pursuant to Section 3.5(d)(i)(A), each of the Auditors shall select a partner in their respective Seattle offices who has not worked on this matter (each such partner, a "Resolution Partner") and shall notify the other and the parties of such selection.

          (C) Within five (5) Business Days of the selection of the two Resolution Partners, such partners shall select a Disputes Arbiter. If the two Resolution Partners cannot agree on a Disputes Arbiter, at the end of the five (5) day period set forth in the preceding sentence, each Resolution Partner shall nominate one qualified partner to be Disputes Arbiter and shall notify Metropolitan and the Shareholders of such nomination in writing. If Metropolitan and the Shareholders do not agree within five (5) Business Days which of the two nominees shall be the Disputes Arbiter, at noon on the next Business Day at the offices of the Initiator's nominee in the presence of the two Resolution Partners, the Initiator's nominee shall flip a quarter in such a manner that it falls at least five feet to rest on a flat surface, and the Recipient's nominee shall call "heads" or "tails" while the quarter is in the air. If the Recipient's nominee calls the flip correctly, he or she shall be the Disputes Arbiter, otherwise the Initiator's nominee shall be the Disputes Arbiters.

        (ii) The following consequences shall result if a party misses a deadline in the process set forth in Section 3.5(d)(i):

          (A) If the Recipient fails to notify its Auditor to ace in accordance with Section 3.5(d)(a)(A) and to send a copy of such notice to the Initiator (in accordance with the provisions of Section 9.3 within the time frame required by Section 3.5(d)(i)(A)), then the Initiator's position on the disputed matters giving rise to the Dispute Adjustments shall be deemed correct, and the Final Balance Sheet and Phoenix's Net Worth shall be prepared based on the Initiator's position in respect of such matters (in which case they shall be deemed to have been determined to be the Final Balance Sheet and Phoenix's Net Worth).

          (B) If a party's Auditor fails to notify the other party or the other party's Auditor (in accordance with the provisions of Section 9.3 of the Resolution Partner it has selected within the time frame required by Section 3.5(d)(i)(B)), then the Resolution Partner selected by the other party's Auditor shall select the Disputes Arbiter.

          (C) If the two Resolution Partners have not agreed on a Disputes Arbiter within the time frame required by the first sentence of Section 3.5(d)(i)(C) and a party's Resolution Partner has not provided notice of its nominee for disputes Arbiter.

          (D) If a party's Resolution Partner or such partner's nominee is not present for the coin flip required by the penultimate sentence of Section 3.5(d)(i)(C), then the other party's Resolution Partner's nominee shall be the Disputes Arbiter.

   (e)

        (i) By no later than five (5) Business Days after the Disputes Arbiter's selection, the Disputes Arbiter shall notify each party in writing of the schedule for the dispute resolution proceeding. At a minimum, the schedule shall include: a deadline for written submissions not less than fifteen (15) nor more than twenty (20) Business Days after the Disputes Arbiter's selection; an oral presentation session to be held at a location specified by the Disputes Arbiter may be scheduled by the Disputes Arbiter as soon as possible thereafter but no later than fifteen (15) Business Days after the deadline for written submissions. Written submissions may be sent via facsimile, with the original and any supporting documentation to follow by reputable overnight carrier. Any written materials submitted under this
Section 5(3) shall be sent to the Disputes Arbiter and the other party at the same time and in the same manner.

        (ii) Each party's written submission shall include what it believes the final Balance Sheet and Phoenix's Net Worth to be, without being constrained by positions previously taken in the Closing Statement, Audited Net Worth or Dispute Adjustments; provided, however, that the calculation of Phoenix's Net Worth proposed in Metropolitan's submission must be at least $25,000 different from the calculation of Audited Net Worth shall be prepared based on the Closing Statement and the Audited Net Worth (in which case they shall be deemed to have been determined to be the Final Balance Sheet and Phoenix's Net Worth). Each party may incorporate such supporting documentation into its submission as it deems appropriate.

        (iii) Metropolitan and the shareholders shall, subject to the penultimate sentence of this Section 3.5(e)(iii), have the right to be present at the oral presentation at all times, accompanied by such advisers as they see fit. the Disputes Arbiter shall, in his or her sole discretion, establish a time limitation (which shall be the same for each party) during which each party may present its position on the matters in dispute. Metropolitan shall present its position first, and the Shareholders shall present their position second. The presentations shall be informal, with a party speaking for itself or allowing its advisers to present its position. The presentations may include supplemental documentation rebutting claims made or documentation contained in the other party's written submission. Following the presentations, the Disputes Arbiter may question the parties and moderate the parties' questions of each other. The Disputes Arbiter may, after one specific warning, order the departure of any individual who refuses to abide by the disputes Arbiter's authority to control the session and to moderate the parties' questioning of each other. If a party fails to attend the oral presentation session, the party in attendance shall provide the Disputes Arbiter with the absent party's Closing Statement and calculation of Audited Net Worth or dispute Adjustments, as the case may be.

        (iv) The Disputes Arbiter shall, upon a review of all documentation, testimony and argument determine the credibility and relevance of the documentation and testimony offered. The Disputes Arbiter may, in his or her sole discretion, require or allow the submission of further documentation following the oral presentation session, which shall be provided within ten
(10) Business Days after the oral presentation session; provided however, that the party not submitting the further documentation shall have five (5) additional Business Days to comment on it. The Disputes Arbiter shall be entitled to draw reasonable inferences from a party's failure to provide further documentation within the required time frame.

        (v) Promptly after considering all documentation and testimony, and without any adjustment, the Disputes Arbiter shall decide which of the parties' submissions (whether submitted by the party or on its behalf pursuant to the last sentence of Section 3.5(3)(iii) most fairly presents the Final Balance Sheet. The Disputes Arbiter shall notify the parties which submission most fairly presents the Final Balance Sheet, and the Final Balance Sheet and the calculation of Phoenix's Net Worth submitted by such party shall be deemed final and to have been determined to be the Final Balance Sheet and Phoenix's Net Worth, thus resolving the parties' dispute. The Disputes Arbiter shall further determine and award to the prevailing party pursuant to Section 3.6(ii,iii); (A) interest on the amount of the adjustment determined pursuant to Section 2.3 at the rate of twelve percent (12%) per annum from the Closing Date, and (B) the prevailing party's actual outside adviser fees (including without limitation its legal counsel) incurred during the course of the dispute resolution process set forth in Section 3.5(d,e). The decision of the Disputes Arbiter shall be final and binding on the parties. The Disputes Arbiter shall resolve the parties' dispute even if one of the parties failed to provide a written submission or to attend the oral presentation session.

        (vi) The losing party shall bear one hundred percent (100%) of the fees and costs of the Dispute Arbiter; provided, however, that either party may pay up to one hundred percent (100%) of the Disputes Arbiter's fees and costs and recover the other party's share of the fees and costs, if any, pursuant to Section 3.6(a)(iv). In resolving the parties' dispute, the Disputes Arbiter shall not be required to follow the practices and procedures that would be required for any audit in accordance with GAAS and shall not be required to issue any report, opinion or certification in respect of the Final Balance Sheet or Phoenix's net Worth. The Disputes Arbiter (and, for purposes of this Section 3.5(3)(vi), his or her firm and other partners) shall have no liability whatsoever to the parties hereto or any other person or entity for any action taken or omitted to be taken by the Disputes Arbiter with respect to the parties' dispute, unless it is finally judicially determined that such liability was caused by fraud or intentional misconduct on the part of the Disputes Arbiter. The parties hereby agree jointly and severally to indemnify and to hold harmless the Disputes Arbiter in respect of any and all liabilities, costs and expenses (including reasonable attorney fees and expenses), incurred or suffered by reason of or in any way relating to the parties' dispute, except to the extent that it is finally judicially determined that any such liability, cost or expense was caused by fraud or intentional misconduct on the part of the Disputes Arbiter. The parties shall agree to abide by such further terms and conditions, consistent with the philosophy of this Section (3.5(e)(vi), as the Disputes Arbiter may reasonably request. Any Disputes Arbiter selected under this Section 3.5 is an intended beneficiary of the provisions of this Section 3.5(3)(vi).

3.6  Settlement of Obligations

   (a) Within five (5) Business Days of the determination of the Final Balance Sheet and Phoenix's Net Worth, the obligor shall deliver, by wire transfer, in immediately available funds, in accordance with the obligee's instructions, the amount of (i) the payment due pursuant to Section 2.3, plus
(ii) interest, if any, due pursuant to Section 3.5(e)(v), plus (iii) any aware of adviser fees pursuant to Section 3.5(e)(v), plus (iv) any allocation of the Disputes Arbiter's fee and costs under Section 3.5(e)(vi), all adjusted by (v) any fees paid by one party on behalf of the other, but only to the extent expressly authorized by Section 3.5

   (b) If a party obligated to make a payment under Section 3.6(a) fails to make such a payment, the obligee may immediately seek enforcement of such obligations in a court of competent jurisdiction. The prevailing party shall further be entitled to an award of any costs and fees (including without limitation those of its legal counsel) incurred to obtain enforcement of an obligation arising under Sections 3.5 and 3.6. Each party hereby consents to the jurisdiction and venue of the federal and state courts in King County, Washington for the purpose of enforcing this Section 3.6 Phoenix's Net Worth.

                   ARTICLE 4.  REPRESENTATIONS AND WARRANTIES
                         OF METROPOLITAN AND THE BANK

   Metropolitan and the Bank represents and warrants to the Shareholders as follows, as of the date of this Agreement and as of the Closing Date, except as may be set forth in writing by Metropolitan delivered to the Shareholders in Metropolitan's Disclosure Letter and except as qualified by the final paragraph of Article 4:

4.1  Organization and Qualification of Phoenix

   Metropolitan is a corporation duly organized, validly existing and in good standing under the laws of Washington, and Phoenix and Phoenix Escrow each is a corporation duly organized, and is validly existing and in good standing under the laws of Washington. Each of Metropolitan, Phoenix, and Phoenix Escrow is duly qualified and authorized, and has obtained all necessary approvals or exemptions, to do business in those states where the nature of its activities or the character of the properties owned, leased or operated by it requires such qualification and where failure so to qualify would have a material adverse effect on business, operations, assets or financial condition. The copies of the articles of incorporation and bylaws of each of Metropolitan, Phoenix, Phoenix Escrow, which have been previously delivered to the Shareholders, are true and complete.

4.2  Capitalization; Stock Ownership

   On the Closing Date, the authorized capital stock of Metropolitan will consist of 40,000,000 shares of common stock, par value $0.01 per share, of which 3,710,205 shares will be issued and outstanding, and the capital stock of Phoenix will consist of 50,000 shares of common stock, par value $0.01 per share, of which 100 shares will be issued and outstanding. On the Closing Date, Metropolitan will own all the outstanding shares of stock of Phoenix in the amounts set forth on the attached Schedule 4.2, free and clear of all Encumbrances, and Phoenix will own all the outstanding shares of stock of Phoenix Escrow in the amounts set forth on the attached Schedule 4.2 free and clear of all Encumbrances. On the Closing Date, there will be no outstanding options, warrants, subscriptions, rights or agreements for the purchase or acquisition from Metropolitan of any shares or securities exchangeable for or convertible into shares of Phoenix or from Phoenix of any shares or securities exchangeable for or convertible into shares of Phoenix Escrow.

4.3  Authority Relative to Agreement

   Metropolitan has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Metropolitan and the Bank and the consummation by it of the transactions contemplated hereby (a) have been duly and validly authorized by all necessary corporate action, (b) except as set forth on Schedule 4.3, do not otherwise require the consent, waiver, approval, license or authorization of, or filing or registration with or notification to, any person, entity or Governmental Authority (other than those that have been made or obtained), (c) do not violate any provision of law applicable to Metropolitan or the Bank, or the articles of incorporation or bylaws of Metropolitan or the Bank, and (d) do not, with or without the giving of notice or the passage of time, conflict with or result in a breach or termination of any provision of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of Metropolitan or the Bank pursuant to, any mortgage, deed of trust, indenture, license or other material agreement or instrument, or any law or other restriction of any kind or character, to which Metropolitan is a party or by which Metropolitan or any of its assets may be bound. This Agreement has been duly executed and delivered by Metropolitan and the Bank and is a valid and binding obligation of Metropolitan and the Bank enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, conservatorship, receivership, moratorium and other laws affecting the rights of creditors generally and subject to general principles of equity, including without limitation those regarding the availability of specific performance.

4.4  Financial Statements; Balance Sheet Items

   Phoenix's audited balance sheets as of March 31, 1996 and 1995 and the related audited statements of operations, stockholders' equity and cash flows for the years then ended, including the notes thereto, audited by independent certified public accountants as reflected therein (collectively, the "Phoenix Financial Statements"), true and complete copies of which have been previously delivered to the Shareholders present fairly, in all material respects, the financial position of Phoenix at March 31, 1996 and 1995 and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles (the "Accounting Principles"). The unaudited balance sheet of Phoenix as of June 30, 1996 as reviewed by Deloitte & Touche under SAS 71, copies of which are attached hereto as
Schedule 4.4, and the unaudited statement of income for the three-month period ended June 30, 1996, copies of which as reviewed by Deloitte & Touche will be delivered to the Shareholders within 15 days hereof, and the unaudited statement of income for the three-month period ended June 30, 1995 present fairly, in all material respects, the financial position of Phoenix at June 30, 1996 and the results of its operations for the three-month periods ended June 30, 1996 and 1995 in conformity with the Accounting Principles.

4.5  No Undisclosed Liabilities

   Since June 30, 1996, except for the transactions contemplated by this
Agreement:

   (a) Phoenix has not incurred any material liability or obligation (absolute, accrued, contingent or otherwise) of any nature, other than liabilities and obligations incurred in the ordinary course of business, that would properly be reflected or reserved against in a balance sheet prepared in conformity with the Accounting Principles with that used in the preparation of the balance sheet of Phoenix at June 30, 1996 referred to in Section 4.4; and

   (b) Phoenix has not acquired any material amount of accounts receivable that are or are believed to be uncollectible, and the frequency and amounts of payments received by Phoenix with respect to the accounts receivable reflected on the balance sheet of Phoenix at June 30, 1996 referred to in Section 4.4 do not, in retrospect, render inadequate the reserve for uncollectible accounts set forth on such balance sheet.

4.6  Absence of Certain Changes

   Except as otherwise contemplated by this Agreement, since June 30, 1996 (a) Phoenix has conducted its business only in the ordinary and usual course consistent with past practices; (b) there has not been any material adverse change in the condition (financial or otherwise), results of operations, assets, properties, business, operations or prospects of Phoenix or Phoenix Escrow, or to the extent there has been such a material adverse change, it will be fully reflected in Phoenix's Closing Balance Sheet, (c) Phoenix has not lost any major accounts, or suffered or knows of any impending similar material loss.

4.7  Permits, Authorizations

   Each of Phoenix and Phoenix Escrow possesses, and is current and in good standing under, all approvals, authorizations, consents, licenses, orders and other permits of FNMA, FHLMC, and all other Governmental Authorities required to permit its operations as currently conducted. Neither Phoenix nor Phoenix Escrow has received any notice that any Governmental Authority intends to cancel, terminate or not renew any such approval, authorization, consent, license, order or other permit.

4.8  Compliance With Applicable Law

   Each of Phoenix and Phoenix Escrow has conducted, and is in the conduct of, its business, obligations relating to the Current Pipeline and the Escrow Funds, and all sales of Mortgage Loans and Servicing Agreements have been entered into by Phoenix, in material compliance with all laws, statutes, rules, ordinances, regulations, licenses, permits, standards, requirements, administrative rulings, orders or processes applicable to it and to the processing, originating, underwriting and servicing of the applications listed on Schedule 1.1(a), as amended, including, without limitation, those laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages. Each of Phoenix and Phoenix Escrow has duly filed with the applicable Agency or Governmental Authority any material reports, applications or other documents or information required to be filed therewith.

4.9  Litigation; Claims

   Except as set forth on attached Schedule 4.9, there is no action, suit, arbitration or other proceeding pending or, to the best of Metropolitan's knowledge, threatened against Phoenix or Phoenix Escrow that would individually or in the aggregate, if decided adversely to Phoenix, have a material adverse effect on Phoenix or that seeks to prevent or impair the consummation of the transactions contemplated hereby. Except as set forth on attached Schedule 4.9, there is no customer claim or dispute of which Metropolitan is aware relating to Phoenix's or Phoenix Escrow's conduct of its business that would, individually or in the aggregate, have a material adverse effect on Phoenix.

4.10  Brokers and Finders

   Metropolitan has not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Metropolitan, in connection with this Agreement or the transactions contemplated hereby.

4.11  Environmental Matters

   To the best of Metropolitan's knowledge, none of the property of Phoenix (the "subject property") is in violation in any material respect of any Environmental Law applicable to it. To the best of Metropolitan's knowledge,
(i) the subject property does not contain any underground storage tanks, asbestos, ureaformaldehyde, polychlorinated biphenyls, solid wastes or hazardous substances, as such terms may be defined by any applicable Environmental Law, (ii) no part of such property has been listed or proposed for listing on the National Priorities List pursuant to CERCLA or on a registry or inventory of inactive hazardous waste sites maintained by any Governmental Authority and no notices have been received by Metropolitan or Phoenix alleging that Phoenix is a potentially responsible person under CERCLA or any similar Environmental Law, and (iii) there is no suit, claim, action or proceeding pending or threatened before any Governmental Authority in which Phoenix in respect of the subject properties may be named as a defendant for alleged noncompliance with any applicable Environmental Law.

4.12  Insurance

   Metropolitan, Bank, Phoenix and Phoenix Escrow maintain the insurance policies described in Schedule 4.12 on the assets or business of Phoenix or Phoenix Escrow, all such policies of insurance coverage are in full force and effect; the insureds are not in default with respect to any of the provisions contained in any such insurance policy. Schedule 4.12 includes a list of all claims filed or pending under the insurance policies. To the knowledge of Metropolitan or the Bank, except as set forth in Schedule 4.12, there are no events or occurrences which have occurred, or which would occur upon the giving of notice or the lapse of time or both, that would constitute the basis for the filing of a material claim under any insurance policy on Schedule 4.12.

4.13  Employee Benefits

   (a) Schedule 4.13 lists and briefly summarizes each employee benefit plan (other than the 40l(k) plan maintained by Phoenix, which is not the subject of this representation, and as to which neither Metropolitan nor the Bank make any representations or warranties) (the referenced plans herein referred to individually as the "Employee Benefit Plan") that Phoenix or Phoenix Escrow maintains or to which they contribute and except as provided in Schedule 4.13, to the knowledge of Metropolitan or Bank:

        (i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) in form and in operation comply in all respects with all applicable laws, rules, orders and regulations, including but not limited to ERISA and the Code.

        (ii) All contributions (including all employer contributions and employee salary reduction contributions), reserves or premium payments accrued through the Closing Date have been paid to each such Employee Benefit Plan or otherwise provided for.

        (iii) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan and is intended to qualify under Code Section 401(a) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Section 401(a) and no event has occurred, no amendment has been adopted or action taken which would cause such Plan to lose its qualified status.

        (iv) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Plan (including without limitation any Multi-employer Plan) equals or exceeds the present value of liabilities thereunder (determined in accordance with current funding assumptions).

        (v) Metropolitan has delivered the Shareholders correct and complete copies of the plan documents and summary plan descriptions and all material modifications thereto, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report (including schedules attached thereto), the last financial statement and actuarial report for each plan and trust required to have such statements and/or reports, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

   (b) With respect to each Employee Benefit Plan that Metropolitan or Bank or any Related Party of either of them maintain or ever have maintained or to which Metropolitan or Bank or any Related Party of Metropolitan or Bank contribute, ever have contributed, or ever have been required to contribute:

        (i) No such Employee Benefit Plan which is an Employee Pension Benefit Plan has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan has been instituted.

        (ii) No action, suit, proceeding, hearing, or investigation with respect to any such Employee Benefit Plan (other than routine claims for benefits) has been filed or is occurring or pending or, to Metropolitan's or Bank's knowledge, threatened.

        (iii) Neither Metropolitan or Bank (nor any of them) nor any Related Party of either have incurred any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

        (iv) No "prohibited transaction" (as such term is used in Section 406 of ERISA or Section 4975 of the Code), or "accumulated funding deficiency" (as such term is used in Section 412 or Section 4971 of the Code) has heretofore occurred with respect to any Employee Benefit Plan.

        (v) Neither Metropolitan or Bank nor any Related Party of either including Phoenix or Phoenix Escrow has contributed to or participated in any Employee Pension Benefit Plan which is a "multiemployer plan," as defined in
Section 3(37) of ERISA, or in any "multiple employer" plan within the meaning of Section 4063 or 4064 of ERISA.

        (vi) The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting of any benefits payable to or in respect of any employee or former employee of Phoenix or Phoenix Escrow, or beneficiary or dependent of such employee or former employee.

        (vii) Neither Metropolitan or Bank nor any Related Party of either including Phoenix or Phoenix Escrow have any obligations for retiree health and life benefits under any Employee Benefit Plan. There are no restrictions on the rights of Phoenix or Phoenix Escrow to amend or terminate any Employee Benefit Plan without incurring any liability thereunder. Neither Metropolitan or Bank nor any Related Party have engaged in or are a successor parent corporation to or otherwise related to an entity that has engaged in a transaction described in ERISA Sections 4069 or 4212(c).

        (viii) No tax under Code Section 4980B of the Code has been incurred in respect of any Employee Welfare Benefit Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

4.14  Taxes

   All returns, reports and other forms related to Taxes (as defined below) required to be filed on or before the Closing Date with respect to Phoenix or Phoenix Escrow under the laws of any jurisdiction, domestic or foreign, have been filed, which returns, reports and statements are true, correct and complete in all material respects, and all taxes, fees, and other governmental charges of any nature whatsoever (hereinafter "Taxes") which were required to be paid in connection with such returns, reports and forms have been paid, and no penalties or other charges are due or will become due with respect to the late filing of any such return, report or form. All Taxes shown to be due on such returns, reports and forms have been paid. No audit of any such return, report or form is pending for any period ending on or after December 31, 1994 and on or before the Closing Date with respect to Phoenix or Phoenix Escrow.
Schedule 4.14 sets forth the states in which returns, reports or forms with respect to Phoenix or Phoenix Escrow have been filed relating to Taxes for any year or portion of a year which ended on or after December 31, 1994. Complete and correct copies of all federal income tax and state tax returns of or with respect to Phoenix or Phoenix Escrow for any year or portion of a year which ended on or after December 31, 1994, as filed with the Internal Revenue Service and all state taxing authorities, have previously been supplied to the Shareholders. No subsequent federal income tax or state tax return has become due or has been filed by or with respect to Phoenix or Phoenix Escrow. With respect to any taxable year ending on or before December 31, 1994 or any other "open" year for which the Internal Revenue Service or other taxing authority is not precluded from assessing a deficiency: (i) Phoenix or Phoenix Escrow have not been notified that there is any assessment or proposed assessment of deficiency or additional Tax with respect to Phoenix or Phoenix Escrow, threatened Tax audit or investigation with respect to Phoenix or Phoenix Escrow. No consent has been filed under Section 341(f) of the Code with respect to Phoenix or Phoenix Escrow. None of Phoenix or Phoenix Escrow is required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other law or regulations) in its current or in any future taxable period by reason of a change in accounting method for any period prior to Closing nor do Metropolitan or Bank have any knowledge that the IRS (or other taxing authority) has proposed, or is considering, any such change in accounting method. The amounts reflected for Taxes in the Balance Sheet are and will be sufficient for the payment of all unpaid federal, state, local, and foreign taxes, assessments, and deficiencies of Phoenix and Phoenix Escrow for all periods prior to Closing.

   If either of the Shareholders has actual knowledge of facts that would make any of the representations and warranties of Metropolitan and/or the Bank contained in this Article 4 or elsewhere in this Agreement false or misleading, and has not brought those facts to the attention of Metropolitan's executive management, such facts will be regarded as exceptions to the applicable representations and warranties of Metropolitan and/or the Bank and will not constitute a basis for making claims against either Metropolitan or the Bank for breach of representations and warranties.

                    ARTICLE 4A.  ADDITIONAL REPRESENTATIONS,
                  WARRANTIES AND COVENANTS OF METROPOLITAN AND
                       BANK AS TO CERTAIN MORTGAGE LOANS

   In regard to Mortgage Loans made by Phoenix but originated by Metropolitan through its Wholesale or Community Lending programs or through Metropolitan branch managers ("Metropolitan Mortgages"), Metropolitan and the Bank further represent, warrant and covenant the following:

4A.1  Investor Requirements

   Any originator of any Metropolitan Mortgage has performed all obligations to be performed under any Investor requirements and no event has occurred and is continuing that with the passage of time or the giving of notice, or both, would constitute an event of default thereunder.

4A.2  Repurchase Obligation

   In the event Phoenix, after closing, receives a repurchase demand from an Agency or Investor regarding a Metropolitan Mortgage, Metropolitan and the Bank agree to repurchase such Metropolitan Mortgage(s) from the Agency or Investor upon the terms and conditions and at the repurchase price specified by such Agency or Investor pursuant to the terms of the agreement with such Agency or Investor.

                ARTICLE 5.  REPRESENTATIONS AND WARRANTIES
                            OF THE SHAREHOLDERS

   Each of the Shareholders represents and warrants to Metropolitan severally and not jointly as follows, as of the date of this Agreement and as of the Closing Date, except as may be set forth in writing by such Shareholder in Shareholders' Disclosure Letter delivered to Metropolitan:

5.1  Authority and Consents

   Such Shareholder has full power, capacity and authority to execute and deliver this Agreement and the Related Agreements and to perform the obligations of such Shareholder hereunder and thereunder. This Agreement and the Related Agreements have been duly authorized, executed and delivered by such Shareholder and constitute the legal, valid and binding obligations of such Shareholder enforceable against such Shareholder in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, conservatorship, receivership, moratorium or other laws affecting the rights of creditors generally and subject to general principles of equity, including without limitation those regarding the availability of specific performance. No consent, waiver, approval, license or authorization of, or filing or registration with or notification to any person, entity or Governmental Authority (other than those that have been made or obtained) is required for or in connection with the execution and delivery of this Agreement and the Related Agreements by such Shareholder or the consummation by such Shareholder of the transactions contemplated hereby or thereby.

5.2  Noncontravention

   Other than as set forth in the Shareholders' Disclosure Letter delivered to Metropolitan and dated as of the date hereof, the execution and delivery of this Agreement and the Related Agreements by such Shareholder does not, and the consummation by such Shareholder of the transactions contemplated hereby and thereby do not, with or without the giving of notice or the passage of time, conflict with or result in a breach or termination of any provisions of, or constitute a default under or a violation of any provision of, or result in the acceleration of or entitle any party to accelerate any material obligation under, any mortgage, deed, trust, indenture, license or other material agreement or instrument, or any law or other restriction of any kind or character, to which such Shareholder is a party or by which such Shareholder is bound or his or her assets are bound.

5.3  Claims

   There is no claim, action, suit, arbitration or other proceeding pending or, to the best of such Shareholder's knowledge, threatened against such Shareholder that question the validity or legality of this Agreement and the Related Agreements or any action taken or to be taken by such Shareholder pursuant to or in connection with this Agreement and the Related Agreements and, to the best of such Shareholder's knowledge, there is no valid basis for any such claim, action, suit, arbitration, proceeding or investigation.

5.4  Brokers and Finders

The Shareholder has not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for the Shareholder, in connection with this Agreement or the transactions contemplated hereby.

5.5  Title

   Each of the Shareholders has good title to such Shareholder's Metropolitan Shares free and clear of any and all Encumbrances.

               ARTICLE 6.  COVENANTS OF METROPOLITAN, THE BANK
                              AND THE SHAREHOLDERS

6.1  Conduct of Business

   Between the date of this Agreement and the Closing Date, unless the Shareholders otherwise agree in writing or as otherwise contemplated by this Agreement, Metropolitan and the Bank will:

   (a) not enter into any transaction or make any agreement or commitment, and use its best efforts not to permit any event to occur, that would result in any of the representations or warranties of Metropolitan or the Bank contained in this Agreement not being true and correct in all material respects at and as of the time immediately after the occurrence of the transaction or event or the entering into of such agreement or commitment;

   (b) not cause or permit Phoenix or Phoenix Escrow to purchase or acquire any fixed asset with a purchase price or value in excess of $5,000, except as described on attached Schedule 6.1;

   (c) use its best efforts to (i) preserve Phoenix's business organization (including, without limitation, its employees and the mortgage origination network) intact in all material respects, (ii) preserve generally the goodwill of those persons and entities with whom Phoenix has business relationships, and (iii) obtain all consents and approvals required to permit Metropolitan and the Bank to complete the transactions contemplated herein;

   (d) not cause or permit Phoenix to enter into any transaction or make any agreement or commitment that would require Phoenix, after the Closing Date, to provide servicing that is materially different from current practice;

   (e) not cause or permit Phoenix to originate or otherwise acquire any Mortgage Loan or loan commitment except in the usual and ordinary course of business of Phoenix consistent with its past practices;

   (f) not cause or permit Phoenix to sell, transfer, assign, encumber or otherwise dispose of any Servicing Rights, or solicit, negotiate or otherwise entertain any proposals related thereto, or amend or terminate any Servicing Agreement, or sell, transfer, assign, encumber or otherwise dispose of any other assets of Phoenix, or solicit, negotiate or otherwise entertain any proposals related thereto, except sales in the usual and ordinary course of business of Phoenix consistent with its past practices;

   (g) not cause or permit Phoenix to enter into any transaction or make any agreement or commitment that could reasonably be expected to have a materially adverse effect on Phoenix's or Phoenix Escrow's business or financial condition;

   (h) not cause or permit Phoenix or Phoenix Escrow to increase the compensation payable to any employee, or make any material change in the compensation policies applicable to Phoenix's employees, other than pursuant to a contractual obligation disclosed on Schedule 6.1;

   (i) immediately inform the Shareholders if, at any time prior to the Closing, (i) any representation or warranty of Metropolitan or the Bank set forth in this Agreement ceases to be true and correct in all material respects or (ii) Metropolitan, the Bank or Phoenix receive from any Agency or Governmental Authority any correspondence or communication relating to an examination, report, inquiry or investigation regarding Phoenix or the conduct of Phoenix's business;

   (j) promptly furnish to the Shareholders copies of any and all consents, communications, letters, reports, applications, notices or other documents submitted to or received from any Agency or Private Investor in connection with redemption of the Shareholders' Metropolitan Shares; and

   (k) use its business efforts to cause Phoenix to maintain substantially the same insurance coverage as that currently maintained by Phoenix with respect to the assets and operations of Phoenix's business.

   Mr. Fairchild is the president and chief executive officer of Phoenix and Ms. Nilson the executive vice president and chief operating officer of Phoenix. In those executive capacities, each of the Shareholders will be responsible for affairs of Phoenix and Phoenix Escrow prior to the Closing consistent with past practices. Neither of the Shareholders will take, or cause any of the employees, agents, or representatives of Phoenix or Phoenix Escrow to take, any action that would cause a breach of Metropolitan's or the Bank's covenants in this Article 6 or elsewhere in this Agreement.

6.2  Access to Information

   Phoenix and Phoenix Escrow will permit Metropolitan's and the Bank's agents and representatives to consult with Phoenix's and Phoenix Escrow's employees regarding the operations of Phoenix, provided that such access does not unreasonably interfere with the normal operations or customer or employee relations of Phoenix and Phoenix Escrow. Similarly, Metropolitan and the Bank will permit Shareholders' agents and representatives to consult with Metropolitan's and the Bank's employees regarding operations and matters concerning Phoenix and Phoenix Escrow within their control.

6.3  Acquisition Proposals

   Metropolitan agrees that until the earlier of 180 days after the date hereof or the date on which Metropolitan and the Shareholders mutually agree to terminate this Agreement pursuant to Section 9.1, neither Metropolitan, the Bank, Phoenix nor any of their officers and directors shall, and Metropolitan and Phoenix shall direct and use each of their best efforts to cause each of their employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by either Metropolitan or Phoenix) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Phoenix (an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Metropolitan will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Metropolitan will notify the Shareholders immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Metropolitan or Phoenix.

6.4  Further Assurances

   Metropolitan, the Bank and the Shareholders will use their best efforts to take, or cause to be taken, all action, and to do or cause to be done, all things necessary or appropriate under applicable laws and regulations to consummate and make effective the redemption of the Shareholders' Metropolitan Shares by Metropolitan, the transfer of the Phoenix Common Stock to the Shareholders, and such other actions as are contemplated by this Agreement. From time to time after the Closing Date, Metropolitan, the Bank and the Shareholders will, at their own expense (except as otherwise provided by this Agreement), execute and deliver to each other such documents as may reasonably be required to consummate and perfect the transactions provided for in this Agreement. In the event that Metropolitan is obligated to report the consummation of the transactions under the Securities Exchange Act of 1934, as amended, on a Current Report on Form 8-K (the "Report"), then Metropolitan shall cause such report to be timely filed with the Securities and Exchange Commission. In the event that Mr. Fairchild is required to report a change in his beneficial ownership of Metropolitan Common Stock as a result of the consummation of the transactions provided for in this Agreement under the Securities Exchange Act of 1934, as amended, on Form 3 or Schedule 13D, as the case may be, Metropolitan shall provide such information to Mr. Fairchild as may be necessary for such report or reports and Mr. Fairchild agrees to make such filing within the prescribed time. Each of the parties hereto will use its best efforts to obtain the authorizations, waivers and consents of all persons, entities and Governmental Authorities necessary to consummate such transactions.

6.5  Metropolitan's Preclosing Transfer of Intangibles to Phoenix

   Prior to the Closing, Metropolitan shall sell, transfer, convey and assign all of its right, title and interest in the Intangibles to Phoenix, free and clear of Encumbrances, for $1.00.

6.6  Distribution of Phoenix Common Stock to Metropolitan Prior to Closing

   Prior to the Closing, Metropolitan will cause the Bank to make a dividend to Metropolitan so that Metropolitan, after giving effect to the dividend, owns and holds of record at least 81% of the Phoenix Common Stock.

6.7  Additional Covenants of the Shareholders

   Between the date of this Agreement and the Closing Date, unless Metropolitan otherwise agrees in writing or as otherwise contemplated in this Agreement, the Shareholders will not enter into any transaction or make any agreement or commitment, and use commercially reasonable efforts not to permit any event to occur, that would result in any of the representations or warranties of either of the Shareholders contained in this Agreement not being true and correct in all material respects at and as of the time immediately after the occurrence of the transaction or event or the entering into of such agreement or commitment.

6.8  Appraisal of Phoenix

   The Shareholders may, at their election and cost, select an appraiser with experience appraising operating businesses and with background in performing valuations of mortgage companies similar to Phoenix (the "Appraiser"). The Appraiser shall, if so selected, conduct an appraisal of the fair market value of Phoenix, taking into account all assets and liabilities, including the Intangibles, to determine the appraised value of the company. If the Shareholders decide to have such an appraisal conducted, they will advise Metropolitan of their decision, identify the Appraiser selected to perform the appraisal and notify Metropolitan of the instructions given or to be given to the Appraiser regarding the valuation of Phoenix. Following the receipt of such information, Metropolitan may, if it desires, request that the appraisal be addressed to both the Shareholders and Metropolitan. The Shareholders will provide a copy of the Appraiser's report to Metropolitan. Metropolitan and the Bank will cause Phoenix to grant to the Appraiser, if engaged by the Shareholders, full access to the property, books and records of Phoenix and of Phoenix Escrow for purposes of conducting the appraisal, subject to such confidentiality restrictions as Metropolitan and the Bank may reasonably impose to preserve the confidentiality of information regarding Phoenix and Phoenix Escrow.

6.9  Resignation of Bank Employees

   Effective as of the Closing Date, Metropolitan will cause any directors, officers or employees of Metropolitan or the Bank who hold concurrently positions with Phoenix or Phoenix Escrow to resign as directors, officers or employees of Phoenix or Phoenix Escrow.

6.10  Fairchild's Resignation as a Director of Metropolitan

   Mr. Fairchild will remain as a director of Metropolitan, and as a director and the chief executive officer of Phoenix and Phoenix Escrow through the Closing Date and will, as of the execution of this Agreement, resign as an executive officer of Metropolitan and the Bank. Effective as of the Closing Date, Mr. Fairchild will resign as a director of Metropolitan.

6.11  Tag Along Rights

   (a) Except as provided in paragraph (e), if, any time after the Closing Date, Mr. Fairchild (the "Transferor") proposes to sell or exchange (in a business combination or otherwise) any of the shares of Phoenix Common Stock owned by the Transferor in a bona fide arms length transaction, in a single or a series of transactions, to any third party (the "Third Party Purchaser"), other than to a Permitted Transferee (as defined below), Transferor shall notify in writing (the "Tag Along Notice") Metropolitan (the "Tag Along Shareholder") of the proposed sale or exchange.

   (b) The Tag Along Shareholder shall have the option, exercisable by written notice to the Transferor, within 10 business days after the Transferor notifies the Tag Along Shareholder of its intention to effect such sale or exchange, to require the Transferor to provide as part of its proposed sale or exchange that the Tag Along Shareholder be given the right (the "Tag Along Rights") to participate, pro rata in proportion to its respective percentage interest in Phoenix (except as expressly provided in paragraph (f) below), in such transaction or series of transactions, on the same terms and conditions (including but not limited to obligations with respect to indemnification) as the Transferor, and, if such option is exercised by the Tag Along Shareholder, the Transferor will not proceed with such exchange and sale unless the Tag Along Shareholder who has exercised such option is given the right so to participate.

   (c) Each of the Tag Along Notices shall state (i) the name and address of the Third Party Purchaser, (ii) the price to be paid for the Phoenix Common Stock of the Transferor and the form of the consideration to be paid by the Third Party Purchaser for such Phoenix Common Stock, (iii) the percentage of the shares of Phoenix Common Stock owned by the Transferor that is being sold or exchanged, and (iv) the method of payment and other terms and conditions of the proposed transfer.

   (d) For purposes of this Section, "Permitted Transferee" means, with respect to the Transferor, the spouse or any natural or adoptive lineal descendent, the spouses of such descendants or trusts for his, her or their benefit: provided, however, that such Permitted Transferee shall take an interest in the shares of the Transferor subject to the same restrictions that are applicable to the Transferor and as a condition to the transfer shall be required to execute a document or instrument, in form and substance satisfactory to Metropolitan, confirming that the Permitted Transferee holds such shares subject to such restrictions.

   (e) The Tag Along Rights granted to Metropolitan under this Section 6.11 may not be exercised by Metropolitan as to any sales of Phoenix Common Stock by Mr. Fairchild to the employees of Phoenix, consummated during the first 90 days after the Closing Date, until the aggregate value of the cash and/or other consideration received by Mr. Fairchild from such sales is up to $300,000. To the extent that the cash and/or other consideration received by Mr. Fairchild from such sales have a value in excess of $300,000, Metropolitan shall have no Tag Along Rights as to the first sales by Mr. Fairchild of Phoenix Common until the aggregate cash and/or other consideration received by him equals $300,000 and thereafter Metropolitan shall have Tag Along Rights as to all additional sales by him of his Phoenix Common Stock. Furthermore, to the extent that sales that resulted in Mr. Fairchild's receiving consideration in excess of $300,000 occurred on the same day, or in related transactions, making it impracticable to distinguish between the first sales up to $300,000 and later sales in excess of that amount, Metropolitan will be entitled to exercise Tag Along Rights with respect to all sales on such day or made in connection with such related transactions based upon that portion of the consideration in excess of $300,000 received on that day or from such related transactions over the aggregate consideration received on that day or from such related transactions.

   (f) With respect to any sales or other disposition of Phoenix Common Stock by Mr. Fairchild as to which Metropolitan has Tag Along Rights, Metropolitan's Tag Along Rights will be proportionate to the size of its then remaining interest in Phoenix to that of Mr. Fairchild, until the number of shares of Phoenix Common Stock held by him or his Permitted Transferees is reduced to 50% of the number of shares of Phoenix Common Stock received by him pursuant to this Agreement; thereafter, Metropolitan's Tag Along Rights will permit it to sell all of its remaining shares of Phoenix Common Stock before the sale or other disposition of any other shares of Phoenix Common Stock by Mr. Fairchild or his Permitted Transferees.

6.12  Take Along Rights

   (a) Except as provided in paragraph (e) below, if, any time after the Closing Date, either of the Shareholders (the "Transferor") proposes to sell or exchange (in a business combination or otherwise) any of the shares of Phoenix Common Stock owned by the Transferor in a bona fide arms length transaction, in a single or a series of transactions, to any third party (the "Third Party Purchaser"), then, subject to the terms of this Section, Transferor shall have the right (the "Take Along Right") to require Metropolitan to sell or exchange the same percentage of the shares of Phoenix Common Stock then beneficially owned by Metropolitan to the Third Party Purchaser on the same terms and subject to the same conditions (including but not limited to obligations with respect to indemnification) as the sale or exchange by the Transferor.

   (b) To exercise the Take Along Right, the Transferor shall give written notice thereof (a "Take Along Notice") to Metropolitan. The Take Along Notice shall state (i) the name and address of the Third Party Purchaser, (ii) the price to be paid for the shares of the Phoenix Common Stock of the Transferor and the form of the consideration to be pay by the Third Party Purchaser for such shares, (iii) the percentage of the shares owned by the Transferor that is being sold or exchanged, and (iv) the method of payment and other terms and conditions of the proposed transfer.

   (c) The Take Along Right may be exercised by the Transferor only if the consideration to be received by Metropolitan will include cash in an amount sufficient to satisfy any income tax liability attributable to the sale of such shares.

   (d) The exercise of the Take Along Right and the purchase and sale of the shares resulting from the exercise of such right shall take place at the principal offices of Phoenix on the 20th business day following the date of the delivery of the Take Along Notice, or at such other place, on such other date, or both, as the Transferor and the Third Party Purchaser shall agree upon in writing.

   (e) The Take Along Right may not be exercised by either of the Shareholders as to any sales of Phoenix Common Stock that Mr. Fairchild may make to employees of Phoenix during the first 90 days following the execution of this Agreement as contemplated by Section 6.11(f).

6.13  Warehousing Line to Phoenix

   The Bank currently provides warehousing financing to Phoenix to permit it to acquire Mortgage Loans prior to their sale to Investors. As soon as possible after the execution of this Agreement, the Shareholders will engage in negotiations with officers of the Bank, and officers of Washington Federal, to discuss the terms upon which a Warehousing Line, which will be available for a period of at least 18 months after the Closing Date, might be available to Phoenix after the consummation of the transactions contemplated by this Agreement. By executing this Agreement, Metropolitan does not commit itself, the Bank, Washington Federal, or any related or affiliated party to make the Warehousing Line available to Phoenix, and whether or not such financing is available, and the applicable terms and conditions of the Warehousing Line, including the interest rate, maturity, collateral requirements and documentation, will be determined through negotiations between the relevant parties.

6.14  Subservicing Arrangements

   As soon as reasonably practicable following the execution of this Agreement, and in any event within 30 days, Metropolitan and the Shareholders, together with representatives of Washington Federal, will confer to discuss the terms upon which the Bank, or the successor to the Bank following the Merger, would agree to provide subservicing services to Phoenix, during the first 18 months after the Closing Date, with respect to (i) Mortgage Loans originated and held by Phoenix and (ii) Mortgage Loans sold by Phoenix to Investors prior to the timing that the servicing of such Mortgage Loans is assumed by the Investors or their designees.

6.15  Joint Office Sharing

   As soon as reasonably practicable following the execution of this Agreement, and in any event within 30 days, Metropolitan, the Bank and the Shareholders will meet to resolve any questions that need to be resolved regarding the office sharing between the Bank and Phoenix at the Lakewood and Federal Way branches. Neither the Bank nor Metropolitan is under obligation to continue making space available to Phoenix, Phoenix Escrow and their employees after the Closing, to permit the conduct of Phoenix's and Phoenix Escrow's business, unless mutually agreeable arrangements for the leasing of such space can be worked out by the parties.

6.16  Termination of Prior Agreements

   Conditioned upon and effective with the Closing, the Shareholders' Agreement between Metropolitan and Mr. Fairchild and Ms. Nilson dated as of July 1, 1994 and the Noncompetition and Nonsolicitation Agreements between Metropolitan and Mr. Fairchild and Ms. Nilson dated as of July 1, 1994, and the Stock Pledge Agreements between Metropolitan and Mr. Fairchild and Ms. Nilson dated as of July 1,1994 (the "Prior Agreements") shall be terminated. The parties agree to take any and all other actions necessary to cause and effectuate the termination of the Prior Agreements on the Closing.

6.17  Transition Services; Cooperation

   Commencing on the Closing Date, Metropolitan or the Bank respectively shall, upon the request of the Shareholders, provide to Phoenix and Phoenix Escrow the services set forth on Schedule 6.17 for such time period as the parties shall agree and at Metropolitan's or the Bank's cost for such services, it being the intent of the parties for Metropolitan or the Bank to provide such services to Phoenix and Phoenix Escrow for as short as a period of time as practical, in any event no longer than 30 days.

6.18  Insurance

   (a) To the extent that (i) there are insurance policies maintained by Metropolitan or Bank or their affiliates (other than Phoenix or Phoenix Escrow) ("Metropolitan's Insurance Policies") insuring against any loss, liability, damage or expense relating to the assets, businesses, operations, conduct, products and employees (including former employees) of the business of Phoenix or Phoenix Escrow including errors and omissions coverage (all such losses, liabilities, claims, damages or expenses, regardless of the availability of insurance coverage, are herein referred to collectively as the "Business Liabilities") and relating to or arising out of occurrences prior to the Closing, and (ii) Metropolitan's Insurance Policies continue after the Closing to permit claims to be made with respect to such Business Liabilities relating to or arising out of occurrences prior to the Closing, Metropolitan agrees to cooperate and cause such affiliates to cooperate with the Shareholders and Phoenix or Phoenix Escrow and in submitting claims on behalf of Phoenix or Phoenix Escrow under Metropolitan's Insurance Policies with respect to such Business Liabilities relating to occurrences prior to the Closing.

   (b) Prior to the Closing Date, to the extent not currently provided for in Metropolitan's Insurance Policies, Metropolitan shall enter into agreements with, or obtain binding commitments from its insurers to provide adequate insurance coverage for any Business Liability incurred before the Closing and providing for claims to be made by Phoenix or Phoenix Escrow after closing (e.g., "tail coverage"). For purposes hereof, "adequate insurance" is insurance at least reasonably comparable to that covering the Business Liabilities (including any self-insurance program) immediately prior to the Closing Date except for the timing of claims.

   (c) Neither Metropolitan nor the Bank shall, prior to the Closing date, terminate any of Phoenix or Phoenix Escrow's insurance policies or coverage of Phoenix or Phoenix Escrow under the Metropolitan Insurance Policies without giving the Shareholders prior notice thereof.

6.19  Tax Matters

   (a) Metropolitan shall cause Phoenix and Phoenix Escrow to be included in the consolidated federal Income Tax Returns that include Metropolitan for all periods for which they are required under applicable tax laws to be so included, including but not limited to the period from and including January 1, 1996 to the Closing Date, and in any other required state, local and foreign consolidated, affiliated, combined, unitary or other similar group income tax returns that include Metropolitan or any affiliate of Metropolitan, for all pre-Closing periods for which Phoenix and Phoenix Escrow are required under applicable tax laws to be so included. Metropolitan shall timely prepare and file, or cause to be prepared and filed, all income tax returns of Phoenix and Phoenix Escrow for all taxable periods of Phoenix and Phoenix Escrow ending on or before the Closing date and pay, or cause to be paid, when due all Taxes relating to such returns. Metropolitan shall be entitled to all refunds (including but not limited to interest with respect thereto) of income taxes received by or on behalf of Phoenix and Phoenix Escrow relating to any pre-Closing period, and Shareholders shall cause Phoenix or Phoenix Escrow to pay to Metropolitan any such refund promptly after receipt thereof. At the request of Metropolitan, Shareholders shall cause Phoenix or Phoenix Escrow to file, any claims for such refunds, and Metropolitan shall reimburse Phoenix or Phoenix Escrow for any out-of-pocket expenses.

   (b) If Phoenix or Phoenix Escrow has liability for income Taxes (other than federal income taxes) or Washington Sate business and occupation tax (collectively, for purposes of this paragraph (b), "Income Taxes") or is eligible for an Income Tax benefit for a tax period beginning before the Closing date and ending after the Closing date (an "Overlap Period"), the liability for such Income Taxes or the amount of such Income Tax benefit shall be apportioned to Metropolitan for the portion of the Overlap Period on or prior to the Closing Date and to Phoenix and Phoenix Escrow for the reminder of the Overlap Period (i) as determined from the books and records of Phoenix and Phoenix Escrow for such periods, and (ii) based on accounting methods, elections and conventions in effect on the date hereof or that are mutually agreeable and do not have the effect of distorting income or expenses. The Shareholders shall cause Phoenix or Phoenix Escrow to file any Income Tax returns for any Overlap Period and pay, or cause to be paid, when due, any Income Taxes as shown as due on any such returns. At least fifteen (15) business days prior to the due date for filing of any Overlap Period income tax return, the Shareholders shall provide Metropolitan with a substantially final draft of such return and a notice setting forth in reasonable detail the calculations regarding Metropolitan's share of Income Taxes shown as due on such return (calculated as described in this Section 6.16(b), and Metropolitan shall have the right to review such return and such notice. Metropolitan shall notify the Shareholders of any objections Metropolitan may have to any items set forth in such return and to Shareholder's calculations regarding Metropolitan's share of Income Taxes, and Shareholders agree to consult and resolve in good faith any such objection and to mutually consent to the filing of such returns. Metropolitan shall pay Phoenix its share of any Income Taxes (to the extent Metropolitan is liable therefor in accordance with this Section 6.16(b) and to the extent not already paid by Metropolitan or Phoenix or accrued or otherwise reflected as a liability on the Final Balance Sheet) due pursuant to the filing of any such returns under the provisions of this
Section 6.16(b) and Phoenix shall pay to Metropolitan its share of the Income Tax benefits for the period on or prior to the Closing Date.

   (c) Notwithstanding anything in this Agreement to the contrary, Metropolitan shall have the right to represent the interests of Phoenix and Phoenix Escrow in (i) any income tax audit or administrative or court proceeding relating to income tax returns and (ii) any Tax audit or administrative or court proceeding relating to Tax returns filed on a consolidated or combined basis by Metropolitan or any affiliate of Metropolitan, in the case of each of clauses (i) and (ii) with respect to which Metropolitan may be liable under this Agreement (including without limitation any such proceedings relating to the income, properties or operations of Phoenix and Phoenix Escrow for pre-closing periods). Shareholders agree that they will cause Phoenix to cooperate fully with Metropolitan and its counsel in the defense against or compromise of any claim in any such audit or proceeding. Metropolitan and Metropolitan's affiliates and Phoenix and Phoenix's affiliates shall not settle any audit or proceeding in a manner which would have a materially adverse effect on the other party without the prior written consent of the other such party, which consent shall not unreasonably be withheld.

   (d) Phoenix shall promptly notify Metropolitan in writing upon receipt by Phoenix or any affiliate of Phoenix of notice of (i) any pending or threatened federal, state, local or foreign Tax audits or assessments of Phoenix or Phoenix Escrow, so long as any pre-Closing period remains open, and (ii) any pending or threatened federal, state, local or foreign Tax audits or assessments of Phoenix or Phoenix Escrow or any affiliate of Phoenix or Phoenix Escrow which may directly or indirectly affect the Tax liabilities of Phoenix or Phoenix Escrow, in each case for pre-Closing periods only. Metropolitan shall promptly notify Phoenix or Phoenix Escrow in writing upon receipt by Metropolitan or any affiliate of Metropolitan of notice of (i) any pending or threatened federal, state, local or foreign Tax audits or assessments of Phoenix or Phoenix Escrow, so long as any pre-Closing period remains open, and (ii) any pending or threatened federal, state, local or foreign Tax audits or assessments of Metropolitan or any affiliate of Metropolitan which may affect the Tax liabilities of Phoenix or Phoenix Escrow, in each case for post-Closing periods only.

   (e) After the Closing date, Metropolitan shall provide Phoenix, and the Shareholders shall cause Phoenix to provide Metropolitan, with such cooperation and information relating to Phoenix as either party reasonably may request in filing any return (or amended return) or refund claim, determining any Tax liability or a right to refund, conducting or defending any audit or other proceeding in respect of Taxes or effectuating the terms of this Agreement. The parties shall retain, and Shareholders shall cause Phoenix to retain, all returns, schedules, work papers and other material documents relating thereto, until the expiration of any relevant statute of limitations (and, to the extent notified by any party, any extensions thereof) and, unless such returns and other documents are offered and delivered to the other, as applicable, until the final determination of any Tax in respect of such years. Any information obtained under this Section 6.16 shall be kept confidential, except as may be otherwise necessary in connection with filing any return (or amended return) or refund claim, determining any Tax liability or a right to a refund, conducting or defending any audit or other proceeding in respect of Taxes or otherwise effectuating the terms of this Agreement.

   (f) If, after the Closing Date, Phoenix or Phoenix Escrow or any successor or affiliate thereof realize a net operating loss for federal income tax purposes that it properly elects to carry back to a taxable year of the affiliated group filing a consolidated return with Metropolitan, the parties shall negotiate in good faith the portion of any refund that will be payable to Metropolitan or Phoenix.

   (g) The parties hereto intend that, and shall not take any action inconsistent with the intent that, the sale of the Intangibles from Metropolitan to Phoenix contemplated herein will be treated as a sale for federal income tax purposes, resulting in the recognition of a taxable loss by Metropolitan with respect to such sale in an amount equal to the excess of the tax basis in such Intangibles over $1 paid as consideration for such sale. If all or any portion of such loss is denied by the Internal Revenue Service and if as a result Phoenix becomes entitled to a deduction with respect to such Intangibles, then the Shareholders shall cause Phoenix to pay the same portion of $160,000 as the amount of such loss allowable to Phoenix for any open taxable years bears to $810,000.

                       ARTICLE 7.  CONDITIONS PRECEDENT

7.1  Shareholders' Conditions

The obligation of the Shareholders to effect the transactions contemplated hereby are subject to the fulfillment of the conditions, which may be waived in writing by the Shareholders, that:

   (a) the representations and warranties of Metropolitan and the Bank herein shall have been and shall be true and correct in all material respects on the date of this Agreement and the Closing Date;

   (b) Metropolitan and the Bank each shall have performed in all material respects all its obligations and complied with all covenants under this Agreement required to be performed at or prior to the Closing Date;

   (c) Metropolitan and the Bank shall have received the approval of each Governmental Authority having jurisdiction over Metropolitan, the Bank and Phoenix or the transactions contemplated by this Agreement;

   (d) Phoenix has received all necessary approvals from Governmental Authorities and the Investors to serve as an approved servicer and seller of Mortgage Loans after the Closing Date;

   (e) the Shareholders shall have received an opinion of Metropolitan's counsel in the form attached hereto as Exhibit C.

7.2  Metropolitan's Conditions

   The obligations of Metropolitan to effect the transactions contemplated hereby are subject to the fulfillment of the conditions, which may be waived in writing by Metropolitan, that:

   (a) the representations and warranties of the Shareholders herein shall have been true and correct in all material respects on the date of this Agreement and the Closing Date;

   (b) the Shareholders shall have performed in all material respects all their obligations under this Agreement required to be performed at or prior to the Closing Date;

   (c) Metropolitan shall have received the approval of each Governmental Authority having jurisdiction over Metropolitan, Phoenix, or the transactions contemplated by this Agreement;

   (d) Metropolitan and the Bank shall have been released from all Liabilities as required by Section 3.3;

   (e) Metropolitan hall have received an opinion of the Shareholders' counsel in the form attached hereto as Exhibit D;

   (f) All of the conditions to the merger of Metropolitan with and into Washington Federal have been satisfied or are expected to be satisfied immediately following the consummation of transactions contemplated by this Agreement, Metropolitan and Washington Federal have taken all steps necessary to consummate the merger, but for the final ministerial steps necessary to consummate the merger, and there are no events, circumstances or causes, to the best of Metropolitan's knowledge, that would prevent the merger from being consummated immediately following the redemption of the Shareholders' Metropolitan Shares.

7.3	Joint Conditions

   Neither Metropolitan nor the Shareholders will be obligated to effect the transactions contemplated hereby if on the Closing Date Metropolitan, the Bank or either of the Shareholders is subject to any order, decree, rule or regulation or any Governmental Authority that prevents, or delays to any material extent, the consummation of any of the transactions contemplated by this Agreement or that would impose any material limitation on Metropolitan's ability to redeem the Shareholders' Metropolitan Shares or the Shareholders' ability to acquire the 81% equity interest in the Phoenix Common Stock.

              ARTICLE 8.  ADDITIONAL UNDERTAKINGS AND AGREEMENTS

8.1  Survival of Representations, Warranties and Covenants

   All representations, warranties and covenants made by the parties in this Agreement will survive the Closing; provided that:

   (a) no claim may be made by any party under this Agreement, and no party will have any liability with respect to any such misrepresentation or breach of warranty or covenant under this Agreement, unless written notification of claim therefor is given by the party claiming misrepresentation or breach to the party alleged to have made such misrepresentation or caused such breach within two years after the Closing Date and suit thereon is commenced within nine months after such written notification; and

   (b) no claim may be made by the Shareholders, Metropolitan, and the Bank will have no liability, for any United States federal, state or local taxes, including, but not limited to, any business and occupation taxes not reflected on the returns and reports filed by Phoenix that may at any time be assessed against Metropolitan or Phoenix for any periods ending on or prior to the Closing Date and that are not included in any reserve for taxes reflected on the balance sheet of Phoenix as of June 30, 1996, unless written notification of claim therefor is given by the Shareholders within the earlier of five years after the Closing Date or the applicable statute of limitations and suit thereon is commenced within nine months after such written notification.

   No investigation or any right to investigate in favor of any party to this Agreement will in any manner limit, affect or impair the right and ability of such party to rely upon the representations, warranties and covenants of the parties set forth in this Agreement.

8.2  Indemnification

   (a) From and after the Closing, Metropolitan and the Bank will indemnify and hold harmless the Shareholders from and against any and all claims, demands, losses, liabilities, damages and expenses (net of any tax benefit derived by the Shareholders, Phoenix or any of their affiliates from the accrual or payment of such claim, demand, loss, liability, damage or expense), including amounts paid in settlement, reasonable costs of investigation and reasonable fees and disbursements of counsel, asserted against or suffered by the Shareholders arising out of, or resulting from: (i) the material inaccuracy of any representation or warranty of Metropolitan; (ii) the nonperformance, partial or total, of any covenant by Metropolitan or the Bank contained herein. The Shareholders will make no claim against Metropolitan or the Bank for indemnification under this Section 8.2(a) for a breach of a representation, warranty or covenant (other than a knowing and intentional breach) contained herein unless and to the extent the aggregate amount of such claims exceeds $75,000 (the "Threshold Amount").

   (b) From and after the Closing, the Shareholders jointly and severally will indemnify and hold harmless Metropolitan and the Bank from and against any and all claims, demands, losses, liabilities, damages and expenses (net of any tax benefit derived by Metropolitan , the Ban or any affiliate from the accrual or payment of such claim, demand, loss, liability, damage or expense), amounts paid in settlement, reasonable costs of investigation and reasonable fees and disbursements of counsel, asserted against or suffered by Metropolitan or the Bank arising out of, or resulting from: (i) the material inaccuracy of any representation or warranty by the Shareholders; (ii) the nonperformance, partial or total, of any covenant by the Shareholders contained herein. Metropolitan and the Bank will make no claim against the Shareholders for indemnification under this Section 8.2(b) for a breach of a representation, warranty or covenant (other than a knowing and intentional breach) contained herein unless and to the extent the aggregate amount of such claims exceeds the Threshold Amount.

   (c) The indemnification provided for in this Section 8.2 will be limited to claims asserted within the applicable time period set forth in Section 8.1. Metropolitan and the Bank will have no liability or obligation under this
Section 8.2 in excess of an amount equal in the Redemption Price of the Shareholders' Metropolitan Shares received by the Shareholders pursuant to this Agreement, equal to $6,700,000 net of applicable Taxes as to the indemnifying party. The Shareholders will have no liability or obligation under this Section 8.2 in excess of an amount equal in value to that established pursuant to the preceding sentence provided, however, that each of Mr. Fairchild and Ms. Nilson will have no liability or obligation under this
Section 8.2 in excess of the product of the total liability times 80% of such amount in the case of Mr. Fairchild and times 20% of such amount in the case of Ms. Nilson.

   (d) A party seeking indemnification (an "Indemnified Party") will promptly notify the party against whom indemnification is sought (an "Indemnifying Party") in writing of any claim for indemnification under this Agreement, specifying in reasonable detail the basis of such claim, the facts pertaining thereto and, if known, the amount, or an estimate of the amount, of the liability arising therefrom. The Indemnified Party will provide to the Indemnifying Party as promptly as practicable thereafter information and documentation reasonably requested by the Indemnifying Party to support and verify the claims asserted.

   (e) If the facts giving rise to a right to indemnification arise out of the claim of any third party, or if there is any claim against a third party, an Indemnifying Party may assume the defense or the prosecution thereof, including the employment of counsel, at its cost and expense. An Indemnified Party will have the right to employ counsel separate from counsel employed by an Indemnifying Party in any such action and to participate therein, but the fees and expenses of such counsel employed by an Indemnified Party will be at its expense. Following an Indemnifying Party's assumption of the defense or prosecution of any claim, the Indemnifying Party will have no further liability to the Indemnified Party for any legal or other expense in connection with such defense or prosecution as long as the Indemnifying Party maintains such defense or prosecution. The Indemnifying Party will be entitled to settle any claim for monetary damages if the Indemnifying Party will be fully responsible to the Indemnified Party for all amounts payable in settlement of the claims. An Indemnifying Party will not be liable for any settlement of any such claim effected without its prior written consent. Whether or not an Indemnifying Party chooses to so defend or prosecute such claim, the parties hereto will cooperate in the defense of prosecution thereof and will furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. An Indemnifying Party will be subrogated to all rights and remedies of an Indemnified Party.

   (f) This Section 8.2 sets forth the only responsibility of the parties hereto to indemnify one another against any claims or damages arising out of, or related to, the transactions contemplated by this Agreement.

   (g) To the extent any party as any Indemnified Party receives any insurance proceeds from its insurance carrier as indemnification for any claim, loss, damage or liability, as between the parties hereto, the obligation of the Indemnifying Party to the Indemnified Party will be reduced by the amount of such insurance proceeds actually received by the Indemnified Party. Moreover, to the extent that such insurance proceeds are received after an indemnification payment has been made by the Indemifying Party, the Indemnified Party shall promptly remit to the Indemnifying Party such insurance proceeds.

   (h) At the request of any party hereto, any controversy or claim regarding the right of an Indemnified Party to be indemnified or the amount of the liability arising from such claim of indemnification that cannot be resolved by the parties within 30 days after receipt of a notice for indemnification pursuant to Section 8.2(d) shall be referred to an arbitrator for decision, which decision shall be final and binding on the parties. The parties agree that they will require the arbitrator to render its decision within 30 days after the referral of the dispute to the arbitrator for decision pursuant hereto. Before referring a matter to an arbitrator, the parties shall agree on procedures to be followed by the arbitrator (including procedures for hearing the dispute and related matters such as the presentation of evidence). Such arbitration shall be conducted in Seattle, Washington by a single arbitrator mutually acceptable to Metropolitan and the Shareholders. If the parties are unable to agree on the selection of an arbitrator, either party may petition the King County Superior Court for appointment of an arbitrator. If the parties are unable to agree on the procedures to be used in the arbitration before the end of 45 days after receipt of a notice for indemnification pursuant to Section 8.2(d), the arbitrator shall establish the procedures, which procedures may, but need not be, those proposed by either party. The parties shall, as promptly as practicable, submit evidence in accordance with the procedures agreed upon or established by the arbitrator, and the arbitrator shall decide the dispute in accordance therewith as promptly as practicable. Judgment upon the award rendered by arbitration may be entered in any court having jurisdiction thereof.

   (i) If any dispute with respect to this Agreement of whatever nature arises between the parties to this Agreement, the prevailing party, if any, in such dispute will be reimbursed for the reasonable fees and disbursements of its counsel in such dispute by the losing party, if any.

                     ARTICLE 9.  MISCELLANEOUS PROVISIONS

9.1  Termination

   This Agreement may be terminated at any time prior to the Closing:

   (a) by written notice by the Shareholders to Metropolitan if at any time any of the conditions sets forth in Section 7.1 becomes impossible to fulfill and the Shareholders have not waived in writing the fulfillment of such condition;

   (b) by written notice by Metropolitan to the Shareholders if at any time any of the conditions set forth in Section 7.2 becomes impossible to fulfill and Metropolitan has not waived in writing the fulfillment of such condition;

   (c)  by mutual agreement of Metropolitan and the Shareholders;

   (d) immediately upon written notice from Metropolitan that the Merger will not occur.

   In the event of termination of this Agreement pursuant to this Section 9.1, this Agreement shall immediately become void and of no force or effect except
(i) with respect to Section 9.7 and Section 9.8 and (ii) no party shall be relieved or released from any liabilities or damages arising out of the willful breach of this Agreement.

9.2  Assignment

   Neither this Agreement nor any of the rights or obligations of any party hereunder may be assigned without the prior written consent of the parties hereto; provided that Metropolitan may assign this Agreement to any subsidiary or affiliate of Metropolitan, but any such assignment will not relieve Metropolitan of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns, but no other person will have any right, benefit or obligation hereunder.

9.3	Notices

   All notices, requests, demands and other communications hereunder shall be in writing (including by telecopy, telegraph or telex) or by telephone and, unless otherwise expressly provided in this Agreement, shall be deemed to have been duly given or made when delivered by hand, or when deposited in the mail, postage prepaid or, in the case of telecopy notice, when received or, in the case of telegraphic notice, when delivered to the telegraph company or, in the case of telex notice, when sent, answer back received or, in the case of telephonic notice, when the verbal exchange is made with the individual named on the attention line below, and in each case addressed or at the telephone numbers or telecopy numbers set forth below or to such other address or telephone number or telecopy number as may be hereafter notified by the respective parties to this Agreement:

   (a)   If to Mr. Fairchild, to:

          Mr. John Fairchild
          12116 11th Avenue NE
          Marysville, WA  98270
          Telephone: (206) 653-9827
          Telecopy: (206) 653-2369

          with a copy to:

          C. Kent Carlson
          Preston Gates & Ellis
          5000 Columbia Center
          701 Fifth Avenue
          Seattle, WA  98104-7078
          Telephone: (206) 623-7580
          Telecopy: (206) 623-7022

   (b)  If to Ms. Sheryl Nilson, to:

          Ms. Sheryl Nilson
          17753 Beach Drive N.E.
          Seattle, WA 98155
          Telephone: (206) 364-2996
          Telecopy: (206) 364-2834

          with a copy to:

          C. Kent Carlson
          Preston Gates & Ellis
          5000 Columbia Center
          701 Fifth Avenue
          Seattle, WA  98104-7078
          Telephone: (206) 623-7580
          Telecopy: (206) 623-7022

   (c)  If to Metropolitan to:

          Metropolitan Bancorp
          1520 Fourth Avenue
          Seattle, WA  98101-1648
          Telephone: (206) 625-1818
          Telecopy: (206) 654-7883
          Attention:  Patrick F. Patrick

          with a copy to:

          Charles Katz
          George M. Beal
          Perkins Coie
          1201 Third Avenue, 40th Floor
          Seattle, WA  98101-3099
          Telephone: (206) 583-8519
          Telecopy: (206) 583-8500

9.4	Choice of Law

   This Agreement will be governed by, and construed in accordance with, the laws of Washington without giving effect to the principles of conflict of laws thereof.

9.5	Entire Agreement; Amendments and Waivers; No Third Party Beneficiaries

   This Agreement, together with the Schedules and Exhibits hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, among the parties and may not be contradicted, explained or supplemented by evidence of any prior agreement, any contemporaneous oral agreement or any consistent additional terms. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. No supplement, modification or waiver of this Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement will constitute a waiver of any other provision hereof (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

9.6	Severability

   Any term or provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms and provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. If any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation (the "challenged provision"), then all other terms and provisions, being severable, will remain in full force and effect in such circumstance or situation, and such challenged provision will remain valid and in effect in any other circumstances or situations.

9.7	Expenses

   Except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement will be paid by the party incurring such expenses provided that Metropolitan shall pay such expenses for the Bank and Phoenix and the Shareholders shall pay the expenses of their counsel only. Any expenses paid by a party that are required to be borne by another party as provided in this Agreement will be reimbursed by such party to the party so paying the expense promptly after request by the paying party. This Section 9.7 will survive any termination of this Agreement.

9.8	Confidential Information

   The parties hereto agree that any and all nonpublic information regarding any party hereto or its business, properties and personnel or those of its subsidiaries (the "Confidential Information") that is derived or results from another party's access to the properties, books and records of such first party pursuant to the provisions of this Agreement or otherwise, whether obtained before or after the execution of this Agreement, will be held in strict confidence; and the parties hereto will exercise the same degree of care with respect thereto that they use to preserve and safeguard their own confidential proprietary information. Except as otherwise required by law, the Confidential Information will not directly or indirectly be divulged, disclosed or communicated to any other person or entity or used for any purposes other than those purposes expressly contemplated by this Agreement. In the event the transactions contemplated by this Agreement are not consummated for any reason, the confidentiality of the Confidential Information will be maintained (except to the extent that the Confidential Information is or becomes publicly available other than as a result of disclosure that is not permitted hereunder or has been or is acquired without obligation to maintain the confidentiality thereof), and all copies of all documents, work papers and other recorded material comprising the Confidential Information will immediately be returned to the party to which such information relates and will not thereafter be used for any purpose by the other party hereto or any subsidiary or affiliate thereof. Except as otherwise required by law, in the reasonable opinion of its counsel, and/or so long as this Agreement is in effect, neither Metropolitan, the Bank nor the Shareholders shall, or shall permit any of their respective affiliates to, issue or cause the issuance of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld). This Section 9.8 will survive any termination of this Agreement.

9.9	Cooperation

   The parties hereto will cooperate with each other in carrying out the provisions of this Agreement and will execute and deliver, or cause to be executed and delivered, such governmental notifications and additional reasonable documents and instruments and do, or cause to be done, all reasonable things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated hereby.

9.10	Construction

   This Agreement has been submitted to the scrutiny of, and has been negotiated by, all parties hereto and their counsel, and shall be given a fair and reasonable interpretation in accordance with the terms hereof, without consideration or weight being given to its having been drafted by any party hereto or its counsel.

9.11	Counterparts

   This Agreement may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes, and all such counterparts shall collectively constitute one agreement, but in making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.

9.12	Spousal Joinder and Consent

   Spouses of the parties join in and consent to the execution of this Agreement for the limited purpose of evidencing their knowledge of its existence, and their agreement to the provisions of this Agreement so as to bind their community interests, if any, in the assets of their spouses to the performance of this Agreement. However, nothing contained in this Section is intended to, nor shall be deemed to, confer or create any community property interest in the subject matter of this Agreement upon any such spouse.

9.13	Right to Specific Performance

   In addition to all other remedies available to the parties, the parties shall have the rights to specific performance.

9.14	Attachment of Schedules

   As of the date of this Agreement, the parties have not prepared the schedules to be attached to this Agreement. It is agreed that such schedules will be prepared and attached within 30 days of the execution date of the Agreement.


   IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

                                       METROPOLITAN BANCORP, a
                                       Washington corporation

                                       By: /s/ Patrick F. Patrick
                                       Name:   Patrick F. Patrick
                                       Its:    President and Chief
                                                Executive Officer

                                       METROPOLITAN FEDERAL SAVINGS
                                       AND LOAN OF SEATTLE, a federally
                                       chartered savings and loan association

                                       By: /s/ Patrick F. Patrick
                                       Name:   Patrick F. Patrick
                                       Its:    President and Chief
                                                Executive Officer


                                           /s/ John H. Fairchild
                                           Name:  JOHN FAIRCHILD


                                           /s/ Sheryl Nilson
                                           Name:  SHERYL NILSON



Spousal Joinder and Consent

   The spouses of the Shareholders join in and consent to the execution of this Agreement for the limited purpose of evidencing their knowledge of its existence, and their agreement to the provisions of this Agreement so as to bind their community interest, if any, in the consideration to be given by Metropolitan in exchange for the Shareholders' Metropolitan Shares and to the performance of this Agreement by the Shareholders. However, nothing contained in this Spousal Joinder and Consent is intended to, nor shall be deemed to, confer or create any community property interest in the Shareholders' Metropolitan Shares upon any such spouse.


Dated: July __, 1996                 ____________________________________
                                     Kerry J. Fairchild


Dated: July__, 1996                  ____________________________________
                                     Michael Asplund



                                   EXHIBIT A


$__________________                       Seattle, Washington
                                          ______________________, 199_

   FOR VALUE RECEIVED, Metropolitan Bancorp, a Washington corporation, promises to pay in lawful money of the United States to the order of ____________________________________ at _______________________________ the
principal sum of Dollars ($____________) with interest on the outstanding principal balance at a rate equal to the interest rate paid on money market deposit accounts of Washington Federal Savings and Loan Association of Seattle as of the date of this note.

   The outstanding principal balance, plus accrued but unpaid interest, shall be due and payable in full on __________, 199_, which is the next business day after the date of this note.

   If default be made in the payment of this note when due, then, the entire indebtedness hereby represented shall become immediately due and payable. As long as this note is in default, without prior notice, this note shall bear interest at the rate of percent (__ %) per annum.

   If suit is brought on this note after any default in any payment, the undersigned promises and agrees to pay reasonable attorneys' fees incurred thereby.

   This note shall be construed according to the laws of the State of Washington.

                                       Metropolitan Bancorp, a
                                       Washington corporation

                                      ___________________________________
                                      Name:______________________________
                                      Title:  ___________________________



                                 EXHIBIT B(1)

                          SHAREHOLDERS' CERTIFICATE

   John Fairchild and Sheryl Nilson, two of the shareholders of Metropolitan Bancorp (the "Shareholders"), pursuant to Section 3.2(a) of the Stock Redemption Agreement (the "Redemption Agreement") dated July 11, 1996 by and among Metropolitan Bancorp (the "Company"), John Fairchild and Sheryl Nilson hereby certify that to their knowledge after due inquiry:

   1.  The representations and warranties of the Shareholders contained in
Article 5 of the Redemption Agreement were true in all material respects when made and are true and correct in all material respects on and as of the date hereof with the same force and effect as though made on and as of the date hereof, except for those representations and warranties that speak as of a certain date.

   2. Each of the Shareholders has performed in all material respects all his or her obligations under, and has complied in all material respects with all of the covenants contained in, Article 6 of the Redemption Agreement required to be performed or complied with by him or her prior to or as of the date hereof.

   3. Each of the conditions to the Shareholders' obligation to effect the transactions as set forth in Section 7.1 the Redemption Agreement has been satisfied or waived.

Dated:  ___________, 199_
                                      __________________________________
                                      John Fairchild


                                      __________________________________
                                      Sheryl Nilson




                                 EXHIBIT B(2)

                             METROPOLITAN BANCORP
                             OFFICERS' CERTIFICATE

   Patrick F. Patrick and Michael M. Pete, the President and Chief Executive Officer and the Senior Vice President and Chief Financial Officer, respectively, of Metropolitan Bancorp (the "Company"), pursuant to Section 3.2(b) of the Stock Redemption Agreement (the "Redemption Agreement") dated July 11, 1996 by and among the Company, John Fairchild and Sheryl Nilson hereby certify that to their knowledge after due inquiry:

   1. The representations and warranties of the Company contained in Article 4 of the Redemption Agreement were true in all material respects when made and are true and correct in all material respects on and as of the date hereof with the same force and effect as though made on and as of the date hereof, except for those representations and warranties that speak as of a certain date.

   2. The Company has performed in all material respects all its obligations under, and has complied in all material respects with all of the covenants contained in, Article 6 of the Redemption Agreement required to be performed or complied with by it prior to or as of the date hereof.

   3. Each of the conditions to the Company's obligation to effect the transactions as set forth in Section 7.2 the Redemption Agreement has been satisfied or waived.

Dated:  ___________, 199_
                                      ________________________________
                                      Patrick F. Patrick
                                      President and Chief Executive Officer

                                      ________________________________
                                      Michael M. Pete
                                      Senior Vice President and
                                      Chief Financial Officer